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                                           Exhibit 5


                        American Standard Companies Inc.

Richard A. Kalaher
Vice President, General Counsel
     and Secretary
American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08855-6420



                                           September 27, 1995

American Standard Companies Inc.
One Centennial Avenue
Piscataway, New Jersey 08855-6420

Gentlemen:

            You have asked me, as General Counsel of American Standard Companies Inc.(the "Company"), to render my opinion regarding certain matters in connection with a Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering 7,604,475 shares ("Shares") of the Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Company's Stock Incentive Plan (the "Plan").

            I have examined, or caused to be examined, the Restated Certificate of Incorporation and Amended By-laws of the Company, as amended to date, the records of its corporate proceedings, the Plan, the Registration Statement and such other documents as I have deemed necessary in connection with the opinion hereinafter expressed.

            Based on the foregoing, I am of the opinion that the Shares, when issued, will be validly issued and outstanding, fully-paid and nonassessable shares of the Company's Common Stock.
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            I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/RICHARD A. KALAHER